EXHIBIT 16.1

CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS

June 25, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statement made by Mattmar Minerals, Inc., which we understand will be filed with the Commission under Item 4.01 of the Company’s Form 8-K report dated June 25, 2012. We agree with the statements concerning our firm in such Form 8-K. Except as otherwise set forth herein, we have no basis on which to agree or disagree with the information set forth in the fourth paragraph of such statement.

Very truly yours,

/s/ De Joya Griffith & Company, LLC

De Joya Griffith & Company, LLC